As filed with the Securities and Exchange Commission on February 27, 2002
                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------

                                    FORM F-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ----------------------------

                     EXFO ELECTRO-OPTICAL ENGINEERING INC./
                      EXFO INGENIERIE ELECTRO-OPTIQUE INC.
             (Exact name of Registrant as specified in its charter)

         CANADA                                         98-0131231
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification Number)
                             ----------------------

                                465 GODIN AVENUE
                         VANIER, QUEBEC G1M 3G7, CANADA
                                 (418) 683-0211
   (Address and telephone number of Registrant's principal executive offices)
                             ----------------------

                                EXFO AMERICA INC.
                        1201 RICHARDSON DRIVE, SUITE 260
                             RICHARDSON, TEXAS 75080
                                 (800) 663-3936
            (Name, address and telephone number of agent for service)
                             ----------------------

                                 WITH COPIES TO:
                             EDWIN S. MAYNARD, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000
                             ----------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                          PROPOSED MAXIMUM          PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF          AMOUNT TO BE        AGGREGATE PRICE PER       AGGREGATE OFFERING          AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED               UNIT(1)                  PRICE(1)          REGISTRATION FEE(1)
Subordinate voting shares.......       2,599,717 shares       $7.20                     $18,717,962.40          $1,723.00
-------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the subordinate voting shares as reported by The Nasdaq Stock Market's National Market on February 25, 2002.
                             ----------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be amended. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 27, 2002

PROSPECTUS
----------

                                2,599,717 SHARES


                      EXFO ELECTRO-OPTICAL ENGINEERING INC.

                            SUBORDINATE VOTING SHARES


         This prospectus relates to the resale of up to an aggregate of 2,599,717 subordinate voting shares of EXFO Electro-Optical Engineering Inc. by former shareholders of EXFO Protocol Inc. (formerly Avantas Networks Corporation) ("EXFO Protocol") listed in "Selling Shareholders" on page 16. The selling shareholders acquired our subordinate voting shares when EXFO Protocol was acquired by us in November 2001. The selling shareholders may sell their subordinate voting shares from time to time in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.

         We will not receive any proceeds from the sale of subordinate voting shares by the selling shareholders.

         Our subordinate voting shares are listed and posted for trading on The Toronto Stock Exchange under the symbol "EXF" and are quoted on the Nasdaq National Market under the symbol "EXFO." On February 25, 2002, the closing sale price of our subordinate voting shares was C$11.32 on The Toronto Stock Exchange and was U.S.$7.09 on The Nasdaq National Market.

                          ----------------------------

         Investing in our subordinate voting shares involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

                          ----------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------

                 The date of this prospectus is ________, 2002.

                                TABLE OF CONTENTS

Risk Factors...................................................................3

Cautionary Statement Regarding Forward-Looking Statements.....................13

Capitalization................................................................14

EXFO..........................................................................14

Use of Proceeds...............................................................16

Determination of Offering Price...............................................16

Selling Shareholders..........................................................16

Plan of Distribution..........................................................18

Legal Matters.................................................................19

Experts.......................................................................19

Where You Can Find More Information...........................................19

Incorporation of Documents by Reference.......................................20


                             ----------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                             ----------------------

         In this prospectus, "we," "us," "our" and "EXFO" refer to EXFO Electro-Optical Engineering Inc. and its subsidiaries.

         All dollar amounts in this prospectus are expressed in US dollars, except where otherwise indicated. References to "$" or "US$" are to US dollars.

                             ----------------------

         Our head office is located at 465 Godin Avenue, Vanier, Quebec, Canada, G1M 3G7 and our telephone number is (418) 683-0211.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. IN PARTICULAR, YOU SHOULD REVIEW THE DISCUSSION UNDER "ITEM
5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS" AND OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FROM OUR ANNUAL REPORT ON FORM 20-F BEFORE MAKING AN INVESTMENT IN THE SUBORDINATE VOTING SHARES OFFERED BY THIS PROSPECTUS.

RISKS RELATED TO OUR INDUSTRY AND BUSINESS

IF THE DOWNTURN IN THE TELECOMMUNICATIONS INDUSTRY PERSISTS OR WORSENS, DEMAND FOR OUR PRODUCTS WILL CONTINUE TO DROP AND, AS A RESULT, IT COULD CONTINUE TO HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Due to the downturn in the telecommunications industry and the uncertainty following the tragic events of September 11, 2001, several telecommunications carriers lowered their spending for network installations. Optical equipment manufacturers, in turn, were affected by the downturn and the subsequent buildup of inventories. These market forces on our customers contributed to a significant decline in our sales. If the downturn persists or worsens, demand for our products will drop and, as a result, it could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE ADOPTED MEASURES AND MAY CONTINUE TO ADOPT MEASURES THAT ALIGN OUR COST STRUCTURE TO CHALLENGING MARKET CONDITIONS. IF THE CHALLENGING MARKET CONDITIONS ARE PROLONGED, IT COULD HAVE MATERIAL ADVERSE LONG-TERM EFFECTS ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         We have been forced to re-align our cost structure to market conditions twice during the past year. On June 27, 2001, we announced the reduction of non-customer-related expenses, postponement of plans to build a new facility in the Quebec Metro High-Tech Park, termination of non-core operations at a subsidiary that specialized in manufacturing fiber-optic temperature sensors, and reduction of our workforce by 15%. On December 5, 2001, we announced the lowering of our operating expenses, freeze in employee salaries, and reduction of our workforce by 10%. These and, if needed, subsequent measures could have material adverse long-term effects on our business, results of operations and financial condition if we deplete our pool of highly qualified personnel; if we are unable to sustain research and development efforts for the launch of new products; if we are unable to meet the needs of our customers; and if we are not prepared to ramp up manufacturing when market conditions improve. In addition, if we fail to adopt and implement adequate and pertinent measures on a timely basis to align our cost structure to challenging market conditions, it could have a material adverse long-term effects on our business, results of operations and financial condition.

WE EXPECT THE PRICE OF OUR EXISTING PRODUCTS TO DECLINE AND IF WE DO NOT REDUCE OUR MANUFACTURING COSTS OR INTRODUCE NEW PRODUCTS WITH HIGHER MARGINS, OUR GROSS MARGINS WILL DECLINE AND WE COULD INCUR LOSSES.

         Reduced demand for fiber-optic test, measurement and automation equipment, in addition to competitiveness in our industry will likely result in the decline of prices for fiber-optic test, measurement and automation equipment. These price declines result from factors such as:

         o        increased competition for business;
         o        reduced demand;
         o        a limited number of potential customers;

         o competition from companies with lower labor and production costs;
         o        introduction of new products by competitors;
         o        greater economies of scale for higher-volume competitors; and
         o        resale of used equipment.

         As prices of our existing products are expected to decline, we may have to increase our unit volume sold in order to maintain our existing sales level. Our increased production capacity results in an increase in fixed costs. As a result, we will have to increase the level of sales to maintain operating margins. If we are unable to increase the level of sales, continuously reduce our manufacturing costs or introduce new products with higher margins, our gross margins will decline.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE PERFORMANCE.

         Our sales and operating results have fluctuated from quarter to quarter in the past and may fluctuate significantly in the future. In addition, our revenue and operating results generally depend on the volume and timing of the orders we receive from customers as well as our ability to fulfill the orders received. Our operating expenses, which include research and development, and selling and administrative expenses, are relatively fixed in the short term. If our revenue is lower than we expect because we sell fewer products than we anticipate or if there is a delay in the release of new products, we may not be able to quickly reduce our operating expenses in response. Factors that could affect the amount and timing of our revenue, and cause quarterly fluctuations in our operating results include:

         o the length of our product sales cycle for certain products, especially those that are higher priced and more complex;
         o the timing of introduction and market acceptance of new products by us, our competitors or our suppliers;
         o our ability to sustain product volumes and high levels of quality across all product lines;
         o        the timing of shipments for large orders; and
         o        the effect of potential seasonality in sales.

         Our operating results could also be affected by the following factors, some of which we have little or no control over:

         o demand for fiber-optic test, measurement and automation equipment;
         o changes in the capital budgets of our customers, which may cause seasonal or other fluctuations in the product mix, volume, timing and number of orders we receive from our customers;
         o        difficulties in collecting accounts receivable;
         o the level of used test, measurement and automation equipment available for resale;
         o        restructuring charges; and
         o        general economic conditions.

         Due to these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance.

IF THE SUPPLY OF HIGH-BANDWIDTH TRANSMISSION NETWORKS SHOULD CONTINUE TO SURPASS DEMAND, OR IF OPTICAL FIBER IS REPLACED BY ANOTHER MEDIUM AS THE PRIMARY SOLUTION FOR BANDWIDTH-INTENSIVE APPLICATIONS, WE COULD EXPERIENCE A SIGNIFICANT LONG-TERM LOSS OF SALES.

         Fiber-optic deployment and network capacity increases have slowed during recent months which has affected optical component and network equipment manufacturers and operators causing reduced demand for fiber-optic test, measurement and automation equipment. If such reduced demand should continue over the mid or long term, or if optical fiber is replaced by a higher performance medium, this could have a material adverse effect on our business, financial condition and results of operations.

IF CUSTOMERS FAIL TO MEET THEIR FINANCIAL COMMITMENTS TO US, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         The telecommunications industry is undergoing challenging times. Some companies are shutting down their operations or going bankrupt. On occasion, we have had customers who failed to meet their financial commitments to us. We attempt to reduce the possibility of large outstanding bills remaining unpaid by carrying out credit checks on customers and by having a diversified customer base. For example, no customer represented more than 6.4% of our sales in the fiscal year ended August 31, 2001. However, there is no assurance that such measures will reduce or eliminate our exposure to customer credits risks. If customers fail to meet their financial commitments to us, it could have a material adverse effect on our business, results of operations and financial condition.

AS OUR CUSTOMERS CONSOLIDATE OR ENCOUNTER FINANCIAL DIFFICULTIES, THEY MAY REDUCE OR HALT PURCHASES OF OUR PRODUCTS, WHICH WOULD CAUSE OUR SALES TO DECLINE.

         Consolidation in the telecommunications industry could reduce the number of customers to whom our products could be sold. Some of our customers have been subject to consolidation or are encountering financial difficulty and are reducing their orders, renegotiating pricing and obtaining products from a source other than us, which cause our sales to decline. In addition, as a result, some of our manufacturer customers may discontinue their relationships with us.

WE DEVOTE CONSIDERABLE TIME AND RESOURCES TO SECURING NEW CUSTOMERS AND IMPROVING SALES TO EXISTING CUSTOMERS. IF WE ARE UNSUCCESSFUL, OUR FUTURE OPERATING RESULTS MAY SUFFER.

         The long sales cycle for some of our products may cause our sales and operating results to vary significantly from period to period. The period of time between our initial contact with a customer and the receipt of a purchase order may span a year or more. In addition, customers perform and require us to perform, extensive product evaluation and testing of new instruments before purchasing them. If we are unable to satisfy customer demands, considerable resources would have been expended without deriving corresponding sales.

OUR CUSTOMERS ARE NOT OBLIGATED TO BUY MATERIAL AMOUNTS OF OUR PRODUCTS AND MAY CANCEL OR DEFER PURCHASES ON SHORT NOTICE.

         Our customers typically purchase our products under individual purchase orders and may cancel or defer purchases on short notice without significant penalty. Accordingly, sales in a particular period are difficult to predict. Decreases in purchases, cancellations of purchase orders, or deferrals of purchases may have a material adverse effect on our operating results, particularly if we do not anticipate them.

IF WE FAIL TO PREDICT OUR SUPPLY REQUIREMENTS ACCURATELY, WE WILL HAVE EXCESS INVENTORY OR INSUFFICIENT INVENTORY, EITHER OF WHICH COULD CAUSE US TO INCUR ADDITIONAL COSTS, EXPERIENCE MANUFACTURING DELAYS OR INVENTORY OBSOLESCENCE.

         We provide forecasts of our requirements to some of our suppliers up to six months prior to scheduled delivery of products to our customers. If we overestimate our requirements, we may have excess inventory, which could increase our costs and harm our relationships with our suppliers due to reduced future orders or increase the risk of inventory obsolescence for which eventual write-offs may become necessary. If we underestimate our requirements, we may have an inadequate inventory of parts. Inadequate inventory could interrupt manufacturing of our products and result in delays in shipments. In addition, lead times for materials and parts that we order may be long and depend on factors such as the procedures of, or supply terms with, a specific supplier and demand for each part at a given time.

WE DEPEND ON A SINGLE SUPPLIER OR A LIMITED NUMBER OF SUPPLIERS FOR SOME OF THE KEY COMPONENTS AND MATERIALS IN OUR PRODUCTS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         We depend on a limited number of suppliers for some of the parts used to manufacture our products. All our orders are placed through individual purchase orders and, therefore, our suppliers may stop supplying parts to us at any time. The reliance on a single source or limited number of suppliers could result in delivery problems and reduced control over product pricing and quality. Financial difficulties of suppliers could also affect our ability to obtain necessary parts in a timely manner. The process of qualifying a new contract manufacturer for complex products, designed to our specifications, such as our optical and mechanical parts, is lengthy and would consume a substantial amount of time of our technical personnel and management. If we sought to change manufacturers in a short period of time, our business would be disrupted. In addition, we may be unsuccessful in identifying a new manufacturer capable of and willing to meet our needs on terms that we would find acceptable.

WE MUST CONTINUE TO OVERCOME SIGNIFICANT AND INCREASING COMPETITION IN OUR INDUSTRY IN ORDER TO GAIN MARKET SHARE AND INCREASE OUR PRODUCTIVITY.

         The market for fiber-optic test, measurement and automation equipment is rapidly evolving and is marked by intense competition and technical innovations. We expect the pace of change to accelerate in the future. We also expect new competitors to emerge or current competitors to consolidate as the market for fiber-optic test, measurement and automation equipment evolves in response to technical innovations and economic conditions. Both of these factors could intensify the competitive pressures that we face.

         Some of our current and potential competitors are global electronic test and measurement manufacturers who complement their broad range of products with fiber-optic test, measurement and monitoring equipment. Competitors, such as Acterna Corporation, Agilent Technologies Inc., ANDO Corporation, Anritsu Corporation, GN Nettest, Newport Corporation and Tektronix, Inc. may have greater financial, technical and marketing resources. Consequently, these competitors may be able to devote greater resources to the development, marketing, sale and support of their products. They may also be better positioned than we are to acquire companies and new technologies that may displace our products or make them obsolete.

IF WE ARE UNABLE TO ADAPT TO CURRENT AND FUTURE CHANGES IN TECHNOLOGY, OUR PRODUCTS MAY BECOME OBSOLETE.

         Any failure by us to anticipate or respond to new technological developments and customer requirements could have a material adverse effect on our business, financial condition and results of operations. Moreover, the markets addressed by our current and planned products are rapidly evolving and are characterized by emerging standards and competing technological platforms. There can be no assurance that products destined by us for sale into these markets will adequately address the requirements dictated by evolving standards, or that we will be able to adapt our products to changes in technology. Accordingly, we may invest in products and technologies that never gain market acceptance. Such investments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO INTRODUCE NEW AND ENHANCED PRODUCTS ON A TIMELY BASIS, WHICH COULD PREVENT US FROM ACHIEVING OUR GROWTH STRATEGY AND ADVERSELY AFFECT OUR OPERATING RESULTS.

         The development of proprietary technologies entails significant technical and business risks and requires substantial expenditures and lead time. If we experience product delays in the future, we may face:

         o        customer dissatisfaction;
         o        cancellation of orders;
         o        negative publicity;
         o        loss of sales;
         o        slower market acceptance of our products; and
         o        legal actions by customers.

         In the future, our efforts to remedy product delays may not be successful and we may lose customers as a result. Delays in bringing to market new products or product enhancements could be exploited by our competitors. If we lose market share as a result of lapses in our product development, our business would suffer.

OUR PRODUCTS MAY HAVE UNFORESEEN DEFECTS THAT COULD HARM OUR REPUTATION, IMPEDE MARKET ACCEPTANCE OF OUR PRODUCTS AND NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

         As a result of their complexity, our products may contain undetected errors or compatibility problems or regulatory compliance issues, particularly when they are first introduced or when new versions are released. There can be no assurance that, despite our testing, errors will not be found in new products after they have been fully deployed and operated under peak stress conditions. If we are unable to fix defects or other problems, we could experience, among other things:

         o        loss of customers;
         o        damage to our brand reputation;
         o        failure to attract new customers or achieve market acceptance;
         o        diversion of development and engineering resources;
         o legal actions by our customers, including claims for consequential damages and loss of profits; and
         o legal actions by governmental entities, including actions to impose product recalls and/or forfeitures.

         The occurrence of any one or more of the foregoing could seriously harm our business, financial condition and results of operations.

OUR PRODUCTS MAY BE REQUIRED TO CONFORM TO NEW AND UNFORESEEN REGULATORY REQUIREMENTS THAT COULD INCREASE OUR COSTS AND REDUCE OUR MARKET SHARE.

         Our products are designed to conform to the regulatory requirements of the countries in which they are marketed. In the event that the technical regulations applicable in a given country are in any way changed, we may be required to modify, redesign or recall some or all of our products in order to continue participating in that market. These changes likely would increase manufacturing costs and could create technical advantages for products marketed by our competitors.

OUR SALES WOULD SUFFER IF A KEY SALES REPRESENTATIVE OR DISTRIBUTOR STOPPED SELLING OR REDUCED SALES OF OUR PRODUCTS.

         We sell substantially all of our products through a network of independent sales representatives and distributors, the majority of whom have exclusive rights to sell our products in specific territories or markets. If we are unable to provide competitive sales commissions, maintain an appropriate sales volume, or offer sufficient channel-support, our independent sales representatives and distributors may discontinue sales of our products and switch to representing one or more of our competitors, which would result in reduced sales for us.

WE CANNOT ASSURE THAT WE WILL SUCCESSFULLY INTEGRATE THE BUSINESSES, PRODUCTS, TECHNOLOGIES OR PERSONNEL OF OUR RECENT AND FUTURE ACQUISITIONS, WHICH MAY HARM OUR BUSINESS.

         For our past and future transaction to be successful, we must appropriately integrate the businesses, products, technologies and personnel of Burleigh Instruments, Inc., EXFO Photonic Solutions Inc., formerly EFOS Inc., and EXFO Protocol Inc., formerly Avantas Networks Corporation, and those of any future acquisitions, with our own business, products, technologies and personnel in a manner that anticipates or responds to new technological developments and customer requirements on a timely basis. In addition, we must coordinate the operations and technologies of newly acquired companies with our own operations and technologies and manage geographically dispersed operations. Integration requires the dedication of management resources that may distract their attention from our day-to-day business and operations. If we fail to integrate the companies quickly and efficiently, we may not be able to realize the benefits we expect from these transactions and there could be a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO MAKE THE NECESSARY ACQUISITIONS NEEDED FOR THE DEVELOPMENT OF OUR BUSINESS AND ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

         We intend to seek acquisitions of businesses, products and technologies that are complementary to ours. There can be no assurance that we will ultimately make any such acquisition. The consolidation of our competitors may improve their capacity to acquire the same businesses, products and technologies that we wish to acquire.

         We have made strategic acquisitions, such as our acquisitions of Nortech Fibronic Inc., Burleigh, EXFO Photonic and EXFO Protocol. We anticipate that in the future, as part of our business strategy, we will continue to make strategic acquisitions of complementary companies, products and technologies. In the event of any future acquisition, we could:

         o issue shares that would dilute individual shareholder percentage ownership;
         o        incur debt;
         o        assume liabilities and commitments;

         o incur expenses related to in-process research and development and amortization of other intangible assets; or
         o incur significant impairment losses of goodwill related to such acquisitions.

         These acquisitions also involve numerous risks, including:

         o problems combining the acquired operations, technologies or products;
         o        unanticipated costs or liabilities;
         o        diversion of management's attention from our core business;
         o adverse effects on existing business relationships with suppliers and customers;
         o risks associated with entering markets in which we have no or limited prior experience; and
         o potential loss of key employees, particularly those of acquired organizations.

         During the fiscal year ended August 31, 2001, our subsidiary Nortech Fibronic Inc., acquired in February 2000, shut down its business operations. Though the impact of this closure is not significant, we cannot assure that we will be able to successfully integrate the other businesses, products, technologies or personnel acquired or that we might acquire in the future, and further divestitures or closures could be necessary which may harm our business.

WE MAY BE SUBJECT TO CERTAIN LIABILITIES ASSUMED IN CONNECTION WITH OUR ACQUISITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

         We conduct due diligence in connection with our acquisitions and incorporate indemnification provisions in our acquisition agreements. To the extent that prior owners of any acquired businesses failed to comply with or otherwise violated applicable laws, we may be financially responsible for these violations or otherwise be adversely affected. The discovery of any material liabilities after the closing of the transaction could have a material adverse effect on our financial condition and results of operations. In connection with our acquisition of Burleigh, EXFO Photonic and EXFO Protocol and the acquisition by Burleigh Automation Inc. of the assets of Vanguard Technical Solutions, Inc., there may be liabilities that we failed to discover at the time of the acquisition or that we inadequately assessed in our due diligence efforts.

IF WE FAIL TO ADAPT APPROPRIATELY TO THE CHALLENGES ASSOCIATED WITH OPERATING INTERNATIONALLY, THE GROWTH OF OUR BUSINESS MAY BE IMPEDED AND OUR OPERATING RESULTS MAY BE AFFECTED.

         For the fiscal year ended August 31, 2001, customers outside of the United States and Canada accounted for 41.7 % of our sales and for the fifteen months ended November 30, 2001, these customers accounted for 41.8 % of our sales. We plan to increase our international sales and have opened offices in Great Britain, China, Japan, and Singapore. Our international sales will be limited if we cannot establish relationships with international distributors, establish additional foreign operations, expand international sales channel management, hire additional personnel and develop relationships with international service providers. Even if we are able to successfully continue our international operations, we may not be able to maintain or increase international market demand for our products. Our international operations are subject to a number of risks, including:

         o unexpected changes in regulatory requirements, tax rates or tariffs that make our products and services more expensive and therefore less attractive to present and potential customers;
         o challenges in staffing and managing foreign operations due to the limited number of qualified candidates, employment laws and practices in foreign countries, any of which could increase the cost and reduce the efficiency of operating in foreign countries;

         o technology standards that differ from those on which our products are based, which could require expensive redesign and retention of personnel familiar with those standards;
         o longer accounts receivable payment cycles and possible difficulties in collecting payments which may increase our operating costs and hurt our financial performance;
         o        political and economic instability; and
         o        certification requirements.

         Any of these factors could harm our international operations and negatively affect our financial performance. The recurrence of weakness in these economies or of weakness in other foreign economies could have a significant negative effect on our future operating results.

WE RECENTLY IMPLEMENTED AN ENTERPRISE RESOURCE PLANNING (ERP) SYSTEM, AND IF THIS INFORMATION TECHNOLOGY PROJECT PROVES TO BE UNWIELDY OR IF THE SOFTWARE TOOL TURNS OUT TO BE INEFFECTIVE, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         We implemented an ERP system in early December 2001 to help increase the efficiency of our operations. This required a significant investment in money, time and resources. More than 400 employees were trained on the software tool and the smooth transition from one system to another has not yet been accomplished. If this information technology project proves to be unwieldy or if the software tool turns out to be ineffective, it could have a material adverse effect on our business, results of operations and financial condition.

WE REQUIRE EMPLOYEES WHO ARE KNOWLEDGEABLE ABOUT THE SPECIALIZED NATURE OF OUR BUSINESS. IF WE ARE UNABLE TO ATTRACT AND RETAIN SUFFICIENT NUMBERS OF HIGHLY SKILLED TECHNICAL, SALES AND MARKETING AND OTHER PERSONNEL, OUR OPERATIONS AND FINANCIAL RESULTS WOULD SUFFER.

         Due to the specialized nature of our business, we are highly dependent on the continued service of and on the ability to attract and retain, qualified engineering, sales, marketing and senior management personnel in the area of fiber optics. The loss of key employees or management personnel could have a material adverse effect on our business and operating results. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business.

         We must provide significant training for our employee base due to the highly specialized nature of fiber-optic test, measurement and automation equipment. Our current engineering personnel may be inadequate and we may fail to assimilate and train new employees. Highly skilled employees with the education and training that we require, especially employees with significant experience and expertise in fiber optics, are in high demand. Once trained, our employees may be hired by our competitors.

OUR BUSINESS STRATEGY AND OUR ABILITY TO MAINTAIN OUR COMPETITIVE POSITION DEPEND ON THE CONTINUED SERVICES OF OUR SENIOR MANAGEMENT TEAM LED BY GERMAIN LAMONDE, OUR CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER. THE LOSS OF ANY MEMBER OF THE SENIOR MANAGEMENT TEAM WOULD ADVERSELY AFFECT OUR BUSINESS.

         Our ability to maintain our competitive position depends to a significant extent on the efforts and abilities of our senior management, particularly Germain Lamonde, our Chairman of the Board, President and Chief Executive Officer. The managerial, technical and other services of our senior management team would be difficult to replace and if we lose the services of one or more of our executive officers, or if one of them decides to join a competitor or otherwise compete directly or indirectly against us, our business would be seriously harmed. The loss of their services would jeopardize our ability to maintain our competitive position. We do not have "key person" life insurance policies covering any of our employees.

OUR INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY ARE IMPORTANT TO THE CONTINUED SUCCESS OF OUR BUSINESS. OUR FAILURE TO PROTECT THIS PROPRIETARY TECHNOLOGY MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

         Our success and ability to compete depend to a significant extent on our proprietary technology, since that is how we attempt to keep others from using the innovations that are central to our existing and future products. We currently hold 18 U.S. and 7 Canadian issued patents and have 16 U.S. and 15 Canadian patent applications pending, along with 4 patent applications pending under the Patent Cooperation Treaty. We also rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures, contractual provisions and license agreements to protect our proprietary technology. We may have to engage in litigation in order to protect our patents and other intellectual property rights, or to determine the validity or scope of the proprietary rights of others. This kind of litigation can be time-consuming and expensive, regardless of whether we win or lose. Because it is critical to our success that we are able to prevent competitors from copying our innovations, we intend to continue to seek patent and trade secret protection for our technologies. The process of seeking patent protection can be long and expensive and we cannot be certain that any currently pending or future applications will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Furthermore, others may develop technologies that are similar or superior to our technology, or design around the patents that we own. We also rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants, distributors and third parties. However, these agreements may be breached or otherwise not effective and we may not have adequate remedies for any breach or shortfall of these agreements. In any case, others may come to know about our trade secrets through a variety of methods. In addition, the laws of some territories in which we sell our products may not protect our intellectual property rights to the same extent as do the laws of Canada and the United States.

         Despite our efforts, our intellectual property rights, particularly our existing or future patents, may be invalidated, circumvented, challenged or required to be licensed to others. Furthermore, others may develop technologies that are similar or superior to our technology, duplicate or reverse engineer our technology, or design around the patents owned or licensed by us. We cannot be sure that the steps that we take to protect our technology will prevent misappropriation or infringement. If we fail to protect our technology so that others may copy or use it, we will be less able to differentiate our products and our sales will decline.

IF OTHERS CLAIM THAT OUR PRODUCTS INFRINGE UPON THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE FORCED TO SEEK EXPENSIVE LICENSES, RE-ENGINEER OUR PRODUCTS, ENGAGE IN EXPENSIVE AND TIME-CONSUMING LITIGATION OR STOP MARKETING THE CHALLENGED PRODUCTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND COULD INCREASE OUR COSTS.

         Litigation regarding intellectual property rights is common in the technology industry and, for this reason, we expect that third-party infringement claims involving technologies may increase. If an infringement claim is filed against us, we may be prevented from using some of our technologies and may incur significant costs to resolve the claim.

         We could incur substantial costs in defending ourselves and our customers against infringement claims. Litigation could also adversely affect sales of the challenged product or technology and divert the efforts of our management and technical personnel. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. We cannot assure you that we, or our customers, could obtain necessary licenses from third parties at a reasonable cost or at all. If we fail to obtain a license where one is required, we could incur substantial liabilities and be forced to suspend the marketing of the challenged products.

OUR INSURANCE MAY NOT BE SUFFICIENT TO COVER ALL POTENTIAL LIABILITY. A SUCCESSFUL CLAIM EXCEEDING OUR POLICY LIMITS WILL REDUCE OUR WORKING CAPITAL, INCREASE OUR EXPENSES AND HAVE A NEGATIVE EFFECT ON OUR OPERATING RESULTS.

         Our products are designed to help telecommunications carriers and manufacturers of optical components, value-added optical modules and optical networking systems ensure network reliability. The failure of our products to perform to client expectations could give rise to product liability and warranty claims. We carry insurance for product liability and take accounting reserves for warranty claims that we consider adequate in view of industry practice. In addition, we may face other types of claims by third parties in relation to the conduct of our business and a successful claim against us for an amount exceeding our policy limits would force us to use our own resources to pay the claim, which could result in a reduction of our working capital available for other uses, increase our expenses and have a negative effect on our financial condition and results of operations.

WE MAY BECOME INVOLVED IN COSTLY AND TIME-CONSUMING LITIGATION THAT MAY SUBSTANTIALLY INCREASE OUR COSTS AND HARM OUR BUSINESS.

         We may from time to time become involved in various lawsuits and legal proceedings. For example, EXFO is a defendant in a putative securities class action filed in the United States District Court for the Southern District of New York. In addition, we have instituted a claim against a former employee of one of our subsidiaries, in relation to a breach of contractual confidentiality obligations. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters that may arise from time to time could have a material adverse effect on our business, results of operations or financial condition.

         Any litigation to which we are subject could require significant involvement of our senior management and may divert management attention from our business and operations. For more information about current legal proceedings, see "Item 4.B. - Legal Proceedings" in our Annual Report on Form 20-F.

FLUCTUATIONS IN THE EXCHANGE RATES BETWEEN THE CANADIAN DOLLAR AND THE US DOLLAR AND OTHER CURRENCIES MAY ADVERSELY AFFECT OUR OPERATING MARGINS.

         The majority of our sales is denominated in US dollars. However, a large portion of our operating expenses and capital expenditures are denominated in Canadian dollars. As a result, we are exposed to fluctuations in the exchange rates between the Canadian dollar and the US dollar and other currencies. An increase in the value of the Canadian dollar relative to the US dollar could have a material adverse effect on our operating margins.

UNEXPECTED DECLINES IN OUR RESEARCH AND DEVELOPMENT TAX CREDITS AND GRANTS MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         Our historical operating results reflect substantial benefits from programs sponsored by federal, provincial and state governments for the support of research and development. Research and development tax credits and grants represented 22.7 % of our gross research and development expenses for the year ended August 31, 2001 and 23.2 % for the fifteen months ended November 30, 2001.

         If unexpected changes in the laws or government policies terminate or adversely modify the Canadian and Quebec government programs, under which we receive the major part of our research and development tax credits and grants, or if we unexpectedly become unable to participate in or take advantage of these programs, then our net research and development expenses will materially increase. To the extent that we increase our research and development activities outside Canada or Quebec, which could result from, among other things, future acquisitions, the increased activities may not be eligible for these programs. If we are required to decrease our research and development activities, we may be unable to compete effectively.

WE MAY NEED ADDITIONAL CAPITAL, AND MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON FAVORABLE TERMS OR AT ALL, WHICH COULD LIMIT OUR ABILITY TO GROW AND COULD INCREASE OUR COSTS.

         Our future liquidity and capital requirements are difficult to predict because they depend on numerous factors, including the success of our existing and new product offerings as well as competing technological and market developments. As a result, we may not be able to generate sufficient cash from our operations to meet additional working capital requirements, support additional capital expenditures or take advantage of acquisition opportunities. Accordingly, we may need to raise additional capital in the future.

         Our ability to obtain additional financing will be subject to a number of factors, including market conditions and our operating performance. These factors may render the timing, amount, terms and conditions of additional financing unattractive for us. If we raise additional funds by selling equity securities, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. If we are unable to raise additional funds when needed, our ability to operate and grow our business could be impeded.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of words such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

         Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important facts in various cautionary statements in this prospectus that we believe could cause our actual results to differ materially from the forward-looking statements that we make. These include, but are not limited to, those under the heading "Risk Factors" in this prospectus and the discussion under "Item 3.D. Risk Factors" in our Annual Report on Form 20-F.

         The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2001:

                                                                  (IN THOUSANDS)
                                                                     (UNAUDITED)

Long-term debt (including current portion) .....................     $      726

Shareholders' equity:
Multiple voting shares: unlimited authorized shares, 37,900,000
   shares issued and outstanding ...............................              1
Subordinate voting shares: unlimited authorized shares, 23,525,810
   shares issued and outstanding ...............................        489,610
Contributed surplus.............................................          1,483
Cumulative translation adjustment...............................        (17,767)
Deficit.........................................................        (34,027)
                                                                     -----------
Total shareholders' equity......................................        439,300
                                                                     -----------
Total capitalization ...........................................     $  440,026
                                                                     ===========


                                      EXFO

         We are a leading designer, manufacturer and marketer of fiber-optic test, measurement, monitoring and automation solutions for the global telecommunications industry. We believe that we offer the most extensive range of products in the fiber-optic test, measurement, monitoring and automation industry. Fiber-optic test, measurement, monitoring and automation equipment is mainly used by telecommunications carriers, optical component and system manufacturers, as well as research and development laboratories to meet their physical, optical and protocol testing requirements.

         We were founded in 1985 in Quebec City. We have grown from a two-employee supplier of portable handheld test instruments to a leading designer, manufacturer and marketer of an extensive line of fiber-optic test, measurement, monitoring and automation equipment. As of December 31, 2001, we had a workforce of 1,099 employees and our products are distributed in over 70 countries.

         We, along with our wholly owned subsidiaries, develop products mainly for two markets. Our Portable and Monitoring Division provides handheld and modular instruments primarily to telecommunications carriers and network service providers. Our Industrial and Scientific Division and our subsidiaries, Burleigh and EXFO Photonic, design an extensive line of high-performance instruments and automated manufacturing equipment for optical component and system manufacturers as well as for research and development labs. EXFO Protocol contributes to both of our product divisions.

         We have received more than 45 industry and commerce awards. In 2001, we were named one of the top 100 employers in Canada by McLean's, a national current affairs magazine. In 2000, we were named winner of the Outstanding Corporate Innovator Award by the U.S.-based Product Development and Management Association (PDMA). Prior to becoming a public company in June 2000, we were recognized as one of the 50 Best-Managed Private Companies in Canada by Arthur Andersen Consulting and the Financial Post for five consecutive years.

ANNOUNCEMENT OF FIRST QUARTER RESULTS

         In January 16, 2002, we announced our financial results for the first quarter ended November 30, 2001. We reported sales of $20.1 million for the quarter ended November 30, 2001 compared to $28.5 million for the same period in fiscal 2001. Our net loss for the first quarter of 2002 was $19.1 million, or $0.33 per share, compared to net earnings of $7.5 million, or $0.16 per share, for the same period last year. Gross margin, including an inventory write-off of $3.5 million, amounted to 37.8% of sales for the first quarter of 2002 compared to 63.9% of sales for the same period in 2001. Excluding this non-recurring charge, gross margin would have reached 55.1%, in line with our expectations based on actual sales for this quarter. Altogether, we incurred restructuring charges of $3.9 million in the first quarter of fiscal 2002. The financial results of our newly acquired EXFO Protocol were reflected in our financial results for the first quarter as the acquisition closed on November 2, 2001.

FURTHER ACTIONS

         To align costs with current market conditions, in December 2001, we implemented additional measures that will provide approximately $6 million in annualized pre-tax savings. Among other things:

         o        we lowered our operating expenses;
         o        we froze employee salaries; and
         o        we reduced our workforce by 10%.

         We incurred a one-time charge relating to this plan of approximately $3.9 million in the quarter ended November 30, 2001.

RECENT ACQUISITION

         EXFO PROTOCOL INC. (FORMERLY AVANTAS NETWORKS CORPORATION)

         In November 2001, we acquired all of the shares issued and outstanding of Avantas Networks Corporation and simultaneously changed the name of that company to EXFO Protocol. The total consideration paid amounted to $94,952,000, or $69,381,000 net of $25,571,000 of cash and cash equivalents acquired. The consideration paid consisted of $9,756,000 in cash, net of cash and cash equivalents acquired of $25,571,000 and the issuance of 4,374,573 of our subordinate voting shares. EXFO Protocol, a company based in Montreal, Canada, operating since 1998 and having 116 employees as of December 31, 2001, is a supplier of fiber-optic testing and optical network performance management equipment that supports a wide range of protocols and data transmission rates. This latest acquisition will enable us to enter the critical protocol-layer testing market. EXFO's products test the highway, or the fiber, optical components and value-added optical modules that make up the physical layer of an optical network. EXFO's products also cover the numerous lanes along the highway, or the DWDM wavelengths carrying bandwidth within the optical layer of a network. Using EXFO Protocol's products, our products will also test the traffic, or the bits and bytes running through the protocol layer of a network.

                                 USE OF PROCEEDS

         The selling shareholders are offering all of the subordinate voting shares covered by this prospectus. We will not receive any proceeds from the sale of these shares.


                         DETERMINATION OF OFFERING PRICE

         The selling shareholders have advised us that they may sell these shares from time to time on the Nasdaq National Market or any other national securities exchange or automated interdealer quotation system on which our subordinate voting shares are listed or quoted, through negotiated transactions, through a combination of such methods of sale or otherwise, including private sales. They may also sell these shares, directly or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions in the open market. See "Plan of Distribution." Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to those prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers.


                              SELLING SHAREHOLDERS

         The 2,599,717 subordinate voting shares offered under this prospectus are being sold by the former shareholders of EXFO Protocol listed below. The selling shareholders received their 2,599,717 subordinate voting shares as part of the merger consideration when we acquired EXFO Protocol in November 2001.

         To our knowledge, the selling shareholders do not own, directly or indirectly, any other of our shares other than the 2,568,310 subordinate voting shares. The following table sets forth the number of subordinate voting shares owned by the selling shareholders and offered under this prospectus:

                                                    NUMBER OF SUBORDINATE VOTING
                                              SHARES HELD DIRECTLY OR INDIRECTLY
                                             BEFORE THE DISTRIBUTION AND OFFERED
                                                       UNDER THIS PROSPECTUS (1)
                                                    NAME OF SELLING SHAREHOLDERS
                                             -----------------------------------

James (Jim) Armiento..............................               4,171
Bank of Montreal Capital Corporation..............              36,147
Patricia Barry....................................                 355
Sylvain Beriault..................................               6,111
Jean-Guy Billard..................................               1,146
Roland Bitar......................................                 859
Marc Bolduc.......................................               3,172
Stephane Bonenfant................................              40,166
Business Development Bank of Canada...............             248,649
Brian Campbell....................................              28,684
Donald Carter.....................................               8,215
Terry Caves.......................................              10,705
Robert D. Chapman.................................               2,476
Bhajanpal Chopra..................................               4,438
Nando Digiambattista..............................             154,602
Frank Di Tirro....................................               1,112
Giovanna Di Tirro.................................              18,083
Jessy Fleurent....................................               1,243

                                                    NUMBER OF SUBORDINATE VOTING
                                              SHARES HELD DIRECTLY OR INDIRECTLY
                                             BEFORE THE DISTRIBUTION AND OFFERED
                                                       UNDER THIS PROSPECTUS (1)
                                                    NAME OF SELLING SHAREHOLDERS
                                             -----------------------------------

Giovanni Forte....................................             198,271
Gencon Capital Resources Inc......................              11,459
Innovatech du Grand Montreal......................              42,096
Scott Marshall....................................              25,296
Paul Martek.......................................               8,746
Denis Matte.......................................               3,819
Cyril McKelvie....................................               8,201
Patrick Ostiguy...................................              92,507
Jocelyn Ouellet...................................              28,135
Jean-Francois Plouffe.............................              14,838
Serge Prestipino..................................             161,223
Claude Richer.....................................              35,012
Patrick M. Rockford...............................               9,550
Gregory J. Scott..................................               3,819
Skypoint Telecom Fund.............................              16,666
Societe en commandite T2C2/Info...................             130,626
Ventures West 7 Limited Partnership...............              25,606
Ventures West 7 U.S. Limited Partnership..........               2,458
Ventures West VI Limited Partnership..............              36,147
Yazdi Family Trust................................             190,973
Yazdi Mother and Sister...........................              24,249
Sami Yazdi........................................             956,244
Stella Zappitelli.................................               3,442
                                                        -----------------------
 Total............................................           2,599,717
                                                        =======================

------------------------
(1) The information as to subordinate voting shares beneficially owned or over which the above-named individuals or entities exercise control or direction is based on the information furnished by the respective individual or entity.

                              PLAN OF DISTRIBUTION

         The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling shareholders may sell their subordinate voting shares covered by this prospectus from time to time in transactions, including block transactions, on the Nasdaq National Market, The Toronto Stock Exchange or any other securities exchange or automated interdealer quotation system on which our subordinate voting shares are listed or quoted, in negotiated transactions, through a combination of such methods of sale or otherwise, including private sales, at fixed prices that may be changed, at market prices prevailing at the time of sale at prices related to those prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may effect those transactions by selling their subordinate voting shares directly to purchasers, through broker-dealers acting as agents of the selling shareholders, or to broker-dealers acting as agents for selling shareholders, or to broker-dealers acting as principals and thereafter sell the shares from time to time in transactions, including block transactions, on the Nasdaq National Market and The Toronto Stock Exchange, in negotiated transactions, through a combination of such methods of sale or otherwise. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both, which compensation as to particular broker-dealer might be in excess of customary commissions.

         In connection with distributions of shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In those transactions, broker-dealers may engage in short sales of our subordinate voting shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell our subordinate voting shares short and redeliver shares to close out those short positions. The selling shareholders may enter into option, forward or other transactions with broker-dealers which require the delivery of subordinate voting shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer those subordinate voting shares under this prospectus. The selling shareholders may also loan or pledge shares to the broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the shares so pledged, under this prospectus.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the subordinate voting shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the U.S. Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the subordinate voting shares purchased by them may be deemed to be underwriting commission or discounts under the U.S. Securities Act of 1933.

         We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling shareholders. The selling shareholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their subordinate voting shares.

         Because each of the selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the U.S. Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the U.S. Securities Act of 1933. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M under the U.S. Securities Exchange Act of 1934 may apply to their sales in the market.

         In addition to sales of our subordinate voting shares under the registration statement of which this prospectus is a part, the selling shareholders may sell their subordinate voting shares in compliance with Rule 144 under the U.S. Securities Act of 1933.


                                  LEGAL MATTERS

         The validity of the subordinate voting shares will be passed upon for us by Fasken Martineau DuMoulin LLP, Montreal, Canada. Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York has acted as U.S. counsel for us in connection with the filing of the registration statement of which this prospectus forms a part.


                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F of EXFO Electro-Optical Engineering Inc. for the year ended August 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports and other information with the SEC. We have also filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York (233 Broadway, New York, New York 10279) and Chicago (14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

         We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Information incorporated by reference is deemed to be part of this prospectus. The following documents, filed with the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

         (a) our Annual Report on Form 20-F for the year ended August 31, 2001, dated January 17, 2002 and filed on January 18, 2002;

         (b) pages 7 to 32 of our Report on Form 6-K, dated January 17, 2002, reporting certain information relating to our financial condition and results of operations for the first quarter ended November 30, 2001 filed on January 22, 2002;

         (c) our Report on Form 6-K, dated January 10, 2002, setting forth the Management Proxy Circular, dated November 30, 2001, for our annual general meeting of the shareholders held on January 16, 2002, excluding from such Management Proxy Circular the sections entitled "Report on Executive Compensation by the Human Resources Committee," "Performance Graph," and "Statement of Corporate Governance Practices" filed on January 11, 2002; and

         (d) the description of our subordinate voting shares contained in our Form 8-A, dated June 26, 2000 filed on June 26, 2000.

         In addition, all subsequent annual reports on Form 20-F, and any subsequent filings on Form 10-Q and 8-K filed by us pursuant to the Exchange Act and, to the extent, if at all, designated therein, certain reports on Form 6-K furnished by us, after the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference in this prospectus.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         You may request a copy of any of these documents, at no cost, by contacting us in writing or by telephone at our principal executive office:

                                465 Godin Avenue
                         Vanier, Quebec G1M 3G7, Canada
                                 (418) 683-0211
                         Attention: Corporate Secretary

         Except as described above, no other information is incorporated by reference in this prospectus (including, without limitation, information on our website).

================================================================================





                                2,599,717 SHARES

                      EXFO ELECTRO-OPTICAL ENGINEERING INC.





                            SUBORDINATE VOTING SHARES




                          ----------------------------

                                   Prospectus

                          ----------------------------





                                ___________, 2002





================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's by-laws provide that the Registrant will indemnify any of its directors, former directors, officers and former officers and other parties specified by the by-laws, against all costs reasonably incurred by them for any civil, criminal or administrative action or proceeding to which they are or may be made a party by reason of having been a director or officer. The indemnity covers amounts paid to settle actions or to satisfy judgments. However, the Registrant may only indemnify these persons, if such person acted honestly and in good faith with a view to the Registrant's best interests and, in the case of a criminal or administrative action or proceeding, if such person has reasonable grounds for believing that his or her conduct was lawful. The CANADA BUSINESS CORPORATIONS ACT provides that court approval is required for the payment of any indemnity in connection with an action brought by or on the Registrant's behalf.

         A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers of the Registrant and its subsidiaries against liability incurred by, arising from or against them for certain of their acts, errors or omissions.

         Reference is made to Item 17 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the U.S. Securities Act of 1933.

ITEM 9 - EXHIBITS

2.1 Agreement of Merger and Plan of Reorganization, dated as of November 4, 2000, by and among EXFO, EXFO Sub, Inc., Burleigh Instruments, Inc., Robert G. Klimasewki, William G. May, Jr., David J. Farrell and William
         S. Gornall (incorporated by reference to Exhibit 4.1 of EXFO's annual report on Form 20-F dated January 18, 2001).

2.2 Amendment No. 1 to Agreement of Merger and Plan of Agreement, dated as of December 20, 2000, by and among EXFO, EXFO Sub, Inc., Burleigh Instruments, Inc., Robert G. Klimasewki, William G. May, Jr., David J. Farrell and William S. Gornall (incorporated by reference to Exhibit
         4.2 of EXFO's annual report on Form 20-F dated January 18, 2001).

2.3 Agreement of Merger, dated as of August 20, 2001, by and among EXFO, Buyer Sub, and Avantas Networks Corporation and Shareholders of Avantas Networks Corporation (incorporated by reference to Exhibit 4.3 of the Registrant's Annual Report on Form 20-F dated January 18, 2002).

2.4 Amendment No. 1 dated as of November 1, 2001 to Agreement of Merger, dated as of August 20, 2001, by and among EXFO, 3905268 Canada Inc., Avantas Networks Corporation and Shareholders of Avantas Networks (incorporated by reference to Exhibit 4.4 of the Registrant's Annual Report on Form 20-F dated January 18, 2002).

2.5 Offer to purchase shares of Nortech Fibronic Inc., dated February 6, 2000 among EXFO, Claude Adrien Noel, 9086-9314 Quebec inc., Michel Bedard, Christine Bergeron and Societe en Commandite Capidem Quebec Enr. and Certificate of Closing, dated February 7, 2000 among the same parties (including summary in English) (incorporated by reference to Exhibit 10.2 of EXFO's Registration Statement on Form F-1, File No. 333-38956).

2.6 Share Purchase Agreement, dated of March 5, 2001, among EXFO Electro-Optical Engineering Inc., John Kennedy, Glenn Harvey and EFOS Corporation (incorporated by reference to Exhibit 4.1 of EXFO's Registration Statement on Form F-3, File No. 333-65122).

2.7 Amendment Number One, dated as of March 15, 2001, to Share Purchase Agreement, dated as of March 5, 2001, among EXFO Electro-Optical Engineering Inc., John Kennedy, Glenn Harvey and EFOS Corporation (incorporated by reference to Exhibit 4.2 of EXFO's Registration Statement on Form F-3, File No. 333-65122).

2.8 Share Purchase Agreement, dated as of November 2, 2001 between JDS Uniphase Inc. and 3905268 Canada Inc. (incorporated by reference to
         Exhibit 4.8 of the Registrant's Annual Report on Form 20-F dated January 18, 2002).

5.1 Opinion of Fasken Martineau DuMoulin LLP regarding the legality of the securities.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2     Consent of Fasken Martineau DuMoulin LLP (contained in Exhibit 5.1).

24.1     Powers of Attorney (included on page II-4).

ITEM 10 - UNDERTAKINGS

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         6.       (i)      That for purposes of determining any liability under
                           the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vanier, Province of Quebec, Canada, on February 27, 2002.

                                   EXFO ELECTRO-OPTICAL ENGINEERING INC.


                                   By:  /s/ Germain Lamonde
                                        ---------------------------------------
                                        Name:   Germain Lamonde
                                        Title:  Chairman of the Board, President
                                                and Chief Executive Officer

                                POWER OF ATTORNEY

         Each of the undersigned officers and directors of EXFO Electro-Optical Engineering Inc. constitutes and appoints Germain Lamonde and Pierre Plamondon and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to enable the registrant to comply with the Securities Act and all requirements of the United States Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURES                        TITLE                                      DATE
         ----------                        -----                                      ----
/s/ Germain Lamonde             Chairman of the Board, President                February 27, 2002
-----------------------------   and Chief Executive Officer
    Germain Lamonde             (Principal Executive Officer)


/s/ Pierre Plamondon            Vice President, Finance                         February 27, 2002
-----------------------------   and Chief Financial Officer
    Pierre Plamondon, CA        (Principal Financial and Accounting
                                        Officer)


/s/ Pierre  Marcouiller         Director                                        February 27, 2002
-----------------------------
    Pierre Marcouiller


/s/ David A. Thompson           Director                                        February 22, 2002
-----------------------------
    David A. Thompson

         SIGNATURES                        TITLE                                      DATE
         ----------                        -----                                      ----
/s/ Andre Tremblay              Director                                        February 27, 2002
-----------------------------
    Andre Tremblay


                                Director                                        February 27, 2002
-----------------------------
    Michael Unger


                            AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of EXFO Electro-Optical Engineering Inc. and has duly caused this Registration Statement to be signed on behalf of each of them by the undersigned, thereunto duly authorized, in the City of Vanier, Province of Quebec, Canada, on February 27, 2002.


                                   EXFO AMERICA INC.
                                   (Authorized United States Representative)


                                   By:  /s/ Germain Lamonde
                                        ---------------------------------------
                                        Name:   Germain Lamonde
                                        Title:  Director

                                  EXHIBIT INDEX


2.1 Agreement of Merger and Plan of Reorganization, dated as of November 4, 2000, by and among EXFO, EXFO Sub, Inc., Burleigh Instruments, Inc., Robert G. Klimasewki, William G. May, Jr., David J. Farrell and William
         S. Gornall (incorporated by reference to Exhibit 4.1 of EXFO's annual report on Form 20-F dated January 18, 2001).

2.2 Amendment No. 1 to Agreement of Merger and Plan of Agreement, dated as of December 20, 2000, by and among EXFO, EXFO Sub, Inc., Burleigh Instruments, Inc., Robert G. Klimasewki, William G. May, Jr., David J. Farrell and William S. Gornall (incorporated by reference to Exhibit
         4.2 of EXFO's annual report on Form 20-F dated January 18, 2001).

2.3 Agreement of Merger, dated as of August 20, 2001, by and among EXFO, Buyer Sub, and Avantas Networks Corporation and Shareholders of Avantas Networks Corporation incorporated by reference to Exhibit 4.3 of the Registrant's Annual Report on Form 20-F dated January 18, 2002.

2.4 Amendment No. 1 dated as of November 1, 2001 to Agreement of Merger, dated as of August 20, 2001, by and among EXFO, 3905268 Canada Inc., Avantas Networks Corporation and Shareholders of Avantas Networks incorporated by reference to Exhibit 4.4 of the Registrant's Annual Report on Form 20-F dated January 18, 2002.

2.5 Offer to purchase shares of Nortech Fibronic Inc., dated February 6, 2000 among EXFO, Claude Adrien Noel, 9086-9314 Quebec inc., Michel Bedard, Christine Bergeron and Societe en Commandite Capidem Quebec Enr. and Certificate of Closing, dated February 7, 2000 among the same parties (including summary in English) (incorporated by reference to Exhibit 10.2 of EXFO's Registration Statement on Form F-1, File No. 333-38956).

2.6 Share Purchase Agreement, dated of March 5, 2001, among EXFO Electro-Optical Engineering Inc., John Kennedy, Glenn Harvey and EFOS Corporation (incorporated by reference to Exhibit 4.1 of EXFO's Registration Statement on Form F-3, File No. 333-65122).

2.7 Amendment Number One, dated as of March 15, 2001, to Share Purchase Agreement, dated as of March 5, 2001, among EXFO Electro-Optical Engineering Inc., John Kennedy, Glenn Harvey and EFOS Corporation (incorporated by reference to Exhibit 4.2 of EXFO's Registration Statement on Form F-3, File No. 333-65122).

2.8 Share Purchase Agreement, dated as of November 2, 2001 between JDS Uniphase Inc. and 3905268 Canada Inc. (incorporated by reference to
         Exhibit 4.8 of the Registrant's Annual Report on Form 20-F dated January 18, 2002).

5.1 Opinion of Fasken Martineau DuMoulin LLP regarding the legality of the securities.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2     Consent of Fasken Martineau DuMoulin LLP (contained in Exhibit 5.1).

24.1     Powers of Attorney (included on page II-4).